                                                                    EXHIBIT 12.1

              THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                     YEAR ENDED DECEMBER 31,
                                                        --------------------------------------------------
                                                          1998      1997      1996       1995       1994
                (DOLLARS IN MILLIONS)                   --------   ------   --------   --------   --------
EARNINGS

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES...............................................  $1,002.7   $743.3   $  811.5   $  869.8   $  855.9

Add:

Amortization of previously capitalized interest.......     10.7      11.0       11.6       11.7       10.2
Minority interest in net income of consolidated
  subsidiaries with fixed charges.....................     33.6      45.1       45.9       30.1       16.9
Proportionate share of fixed charges of investees
  accounted for by the equity method..................      4.8       6.5        5.1        5.3        2.5
Proportionate share of net loss of investees accounted
  for by the equity method............................      0.2       0.1        2.7        0.5        0.2
                                                        --------   ------   --------   --------   --------
         Total additions..............................  $  49.3    $ 62.7   $   65.3   $   47.6   $   29.8

Deduct:

Capitalized interest..................................  $   6.6    $  6.2   $    5.4   $    5.1   $    5.7
Minority interest in net loss of consolidated
  subsidiaries........................................      2.9       3.6        4.4        3.3        0.3
Undistributed proportionate share of net income of
  investees accounted for by the equity method........       --        --         --        0.2        7.2
                                                        --------   ------   --------   --------   --------
         Total deductions.............................  $   9.5    $  9.8   $    9.8   $    8.6   $   13.2

TOTAL EARNINGS........................................  $1,042.5   $796.2   $  867.0   $  908.8   $  872.5
                                                        ========   ======   ========   ========   ========
FIXED CHARGES
Interest expense......................................  $ 147.8    $119.5   $  128.6   $  135.0   $  129.4
Capitalized interest..................................      6.6       6.2        5.4        5.1        5.7
Amortization of debt discount, premium or expense.....      7.1       0.1        0.3        0.4        0.7
Interest portion of rental expense....................     57.7      63.0       68.2       75.8       81.9
Proportionate share of fixed charges of investees
  accounted
  for by the equity method............................      4.8       6.5        5.1        5.3        2.5
                                                        --------   ------   --------   --------   --------

TOTAL FIXED CHARGES...................................  $ 224.0    $195.3   $  207.6   $  221.6   $  220.2
                                                        ========   ======   ========   ========   ========

TOTAL EARNINGS BEFORE FIXED CHARGES...................  $1,266.5   $991.5   $1,074.6   $1,130.4   $1,092.7
                                                        ========   ======   ========   ========   ========

RATIO OF EARNINGS TO FIXED CHARGES....................     5.65      5.08       5.18       5.10       4.96
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